Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2006, relating to the consolidated financial statements of Transgenomic, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Transgenomic, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

July 14, 2006